UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

MATECH Corp.
(Exact name of registrant as specified in its charter)

Delaware	95-4622822
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

11661 San Vicente Boulevard, Suite 707, Los Angeles, California	90049
(Address of principal executive offices)	(Zip Code)

(310) 208-5589
(Registrant's Telephone Number, Including Area Code)

Securities to be registered under Section 12(b) of the Act:

Title of Each Class:	Name of Each Exchange on which Registered:

None	N/A

Securities to be registered under Section 12(g) of the Act:

Class A Common Stock, $.001 par value per share (Title of Class)	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: Not Applicable.

Item 1.  Description of Registrant’s Securities to be Registered.

This registration statement relates to the shares of $.001 par value Class A Common Stock (the “Common Stock”) of MATECH Corp., a Delaware corporation (the “Registrant”). The description of the Common Stock to be registered hereunder set forth below:

Class A Common Stock

The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution, or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.  The Common Stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.

Item 2.  Exhibits

The following documents are included as Exhibits to this registration statement and incorporated herein by this reference:

EXHIBIT NUMBER AND DESCRIPTION

3.1	Certificate of Incorporation of Material Technologies, Inc., dated March 4, 19971

3.2	Certificate of Amendment to Articles of Incorporation, dated February 16, 20002

3.3	Certificate of Amendment to Articles of Incorporation, dated July 12, 20002

3.4	Certificate of Amendment to Articles of Incorporation, dated July 31, 20002

3.5	Amended and Restated Articles of Incorporation, dated September 12, 20033

3.6	Certificate of Amendment to Articles of Incorporation, dated May 31, 20064

3.7	Certificate of Amendment to Articles of Incorporation, dated October 25, 20064

1  Incorporated by reference from our registration statement on Form S-1 filed with the Commission on April 30, 1997.
2  Incorporated by reference from our Annual Report on Form 10-KSB filed with the Commission on March 30, 2001.
3  Incorporated by reference from our Annual Report on Form 10-KSB filed with the Commission on April 9, 2004.
4  Incorporated by reference from our Current Report on Form 8-K filed with the Commission on November 8, 2006.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

 MATECH Corp.

By:      /s/ Robert M. Bernstein
Robert M. Bernstein

Its:      Chief Executive Officer, President,
Chief Financial Officer and a Director
(Principal Executive, Financial and Accounting Officer)